Exhibit 99.1

CACI Enters Into Agreement to Acquire LGS Innovations
and Acquires Mastodon Design

Accelerates Agile Innovation in Signals Intelligence, Electronic Warfare,
and Cyber Products and Solutions

Arlington, Va., January 30, 2019 - CACI International Inc (NYSE: CACI) announced today that it has entered into an agreement with affiliates of Madison Dearborn Partners and CoVant Management to acquire LGS Innovations, a leading provider of real-time spectrum management, C4ISR, and cyber products and solutions to the Intelligence Community (IC) and Department of Defense (DoD). LGS traces its roots through decades of innovative companies beginning with Bell Labs. CACI has also acquired Mastodon Design, experts in the rapid design and manufacturing of rugged signals intelligence (SIGINT), electronic warfare (EW), and cyber operations products and solutions. Their modular designs are small form factor, lightweight, consume less power, and provide mission flexibility with greater capabilities.

CACI will leverage their integrated technology and capabilities to create scalable SIGINT, EW, and cyber operations products and solutions, providing advanced operational capabilities to our warfighters to address existing and emerging threats.

The combined purchase price is expected to be $975 million, or $835 million net of transaction-related tax benefit worth $140 million on a net present value basis. Over the next 12 months, the two transactions are expected to add approximately $480 million in revenue and $82 million in EBITDA. We anticipate the transactions will be accretive to net income and earnings per share, excluding one-time transaction costs.

Dr. J.P. (Jack) London, CACI Executive Chairman and Chairman of the Board, noted, “CACI has a consistent track record of successful acquisitions that deliver exceptional benefits for our customers and employees while providing long-term value to our shareholders. The cultures of CACI, LGS Innovations, and Mastodon Design are a solid fit with an unwavering commitment to integrity, ethics, and innovation.”

Ken Asbury, CACI’s President and Chief Executive Officer, said, “The combination of CACI, LGS Innovations, and Mastodon Design offers unparalleled advantages to our Defense and Intelligence Community customers. The synergies in our offerings will strengthen our competitive position while bringing agile innovation to our customers’ missions. We welcome both LGS and Mastodon’s highly skilled, experienced, and inventive employees to CACI.”

According to John Mengucci, CACI Chief Operating Officer, “The acquisition of LGS Innovations and Mastodon Design is complementary and additive to CACI’s signals intelligence, electronic warfare, and cyber operations offerings. Their software-defined expertise and manufacturing capabilities accelerate new functionality to the field as quickly as threats evolve. CACI will build new products and solutions for the tactical edge faster and with less investment, while retaining ownership of the intellectual property.”

J.P. Morgan Securities LLC acted as financial advisor to CACI, and Gibson, Dunn & Crutcher acted as legal counsel to CACI in the agreement to acquire LGS Innovations.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune World’s Most Admired Company, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P MidCap 400 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 20,000 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk

Exhibit 99.1

factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media: Jody Brown, Executive Vice President, Public Relations (703) 841-7801, jbrown@caci.com	Investor Relations: Daniel Leckburg, Senior Vice President, Investor Relations (703) 841-7666, dleckburg@caci.com

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